Exhibit 107

Form S-4
(Form Type)

Berkeley Lights, Inc.
(Exact Name of Registrant as Specified in its Charter)

Calculation of Filing Fee Tables
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $0.00005 per share	Fee Calculation Rule 457(c) and (f)(1)	26,506,391	N/A	$54,571,981	$0.00011020	$6,013.83	—	—	—	—
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$54,571,981		$6,013.83
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$6,013.83

(1)
The number of shares of common stock, par value $0.00005 per share, of the registrant Berkeley Lights, Inc. (“Berkeley Lights” and such common stock, “Berkeley Lights common stock”), being registered is based upon the estimated maximum number of shares of Berkeley Lights common stock issuable upon completion of the merger of Iceland Merger Sub Inc., a wholly owned subsidiary of Berkeley Lights (“Merger Sub”) with and into IsoPlexis Corporation (“IsoPlexis”), with IsoPlexis as the surviving corporation, described in the joint proxy statement/prospectus contained herein, and is calculated based upon (a) 43,311,096 shares of common stock of IsoPlexis, par value $0.001 per share (“IsoPlexis common stock”), estimated to be outstanding immediately prior to the consummation of the merger based on the number of shares presently outstanding and shares that may be issued prior to the consummation of the merger, including options to purchase shares of IsoPlexis common stock that may be exercised prior to the consummation of the merger, multiplied by (b) the exchange ratio in the merger of 0.6120.

(2)
Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”) and calculated in accordance with Rules 457(c) and 457(f)(1) promulgated under the Securities Act. The proposed maximum aggregate offering price is solely for the purposes of calculating the registration fee and was calculated based upon the market value of shares of IsoPlexis common stock (the securities to be cancelled in the merger) in accordance with Rule 457(c) under the Securities Act as follows: the product of (a) $1.26, the average of the high and low prices per share of IsoPlexis common stock on January 25, 2023, as quoted on the Nasdaq Global Select Market, and (b) 43,311,096, the estimated maximum number of shares of IsoPlexis common stock that may be exchanged for the shares of Berkeley Lights common stock being registered.